INTERIM CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004

(Unaudited - prepared by Management)

2
2004

Suite 510, 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3A8
Telephone: 604.684.2285 Facsimile: 604.684.8887 Toll Free: 1.800.789.ATNA email: atna@atna.com www.atna.com

ATNA RESOURCES LTD.

Interim Consolidated Balance Sheets
Canadian Funds

	As at June 30, 2004 (Unaudited)	As at Dec.31, 2003 (Audited)

ASSETS
Current
Cash and cash equivalents	$ 3,979,770	$ 3,691,757
Amounts receivable	24,676	12,175
Marketable securities	142,575	57,575
Prepaid expenses	35,682	7,993

	4,182,703	3,769,500
Reclamation deposit	6,950	--
Equipment	84,540	41,355
Resource properties (note 5)	7,644,314	9,736,561

	$ 11,918,507	$ 13,547,416

LIABILITIES
Current
Accounts payable	119,425	65,217

SHAREHOLDERS' EQUITY
Share capital (note 3)	36,633,190	36,524,790
2004 - 30,584,667 shares
2003 - 30,194,667 shares
Contributed surplus (note 4)	184,506	94,576
Deficit	(25,018,614)	(23,137,167)

	11,799,082	13,482,199

	$ 11,918,507	$ 13,547,416

APPROVED BY THE BOARD OF DIRECTORS

/S/ Glen D. Dickson	/s/ David H. Watkins

Glen D. Dickson	David H. Watkins

See accompanying notes

ATNA RESOURCES LTD.

Interim Consolidated Statements of Operations and Deficit
Canadian Funds (Unaudited)

	For the three months Ended June 30,		For the six months Ended June 30,
	2004	2003	2004	2003

EXPENSES
Interest and other income	$ (20,124)	$ (20,018)	$ (41,373)	$ (36,686)
Exploration and business development	58,615	162,890	138,869	494,338
Listing and transfer agent fees	6,448	11,304	20,975	24,474
Office expenses	16,739	30,039	28,325	44,384
Professional fees	11,787	34,806	17,748	53,437
Rent and services	26,904	14,955	47,840	29,515
Shareholder communications	65,198	52,683	114,333	93,180
Wages and benefits	37,868	192,788	106,542	228,414
Stock-based compensation (note 4)	36,210	--	89,930	--
Amortization	2,814	4,421	6,031	9,399
Foreign exchange (gain) loss	(33,393)	12,051	(47,786)	63,734
Net loss on asset disposition	1,360,238	22,085	1,400,013	17,295

Net loss for the period	1,569,304	518,004	1,881,447	1,021,484
Deficit, beginning of period	23,449,310	21,875,712	23,137,167	21,372,232

Deficit, end of period	$ 25,018,614	$ 22,393,716	$ 25,018,614	$ 22,393,716

Loss per share	$0.05	$0.02	$0.06	$0.05

Weighted-average number of
common shares outstanding	30,500,271	21,951,166	30,426,096	21,951,166

See accompanying notes

ATNA RESOURCES LTD.

Interim Consolidated Statements of Cash Flows
Canadian Funds (Unaudited)

	For the three months Ended June 30,		For the six months Ended June 30,
	2004	2003	2004	2003

CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
Net loss for the period	$(1,569,304)	$ (518,004)	$(1,881,447)	$(1,021,484)
Net adjustment for items not
involving cash	1,399,262	201,681	1,495,974	201,869

	(170,042)	(316,323)	(385,473)	(819,615)
Changes in non-cash working capital components:
Amounts receivable	(10,812)	4,451	(12,501)	38,365
Prepaid expenses	(15,832)	1,074	(27,689)	2,377
Accounts payable	45,839	(83,635)	54,208	(272,972)
Value-added tax receivable	(185)	5,956	(11,854)	1,676

	(151,032)	(388,477)	(383,309)	(1,050,169)

INVESTING ACTIVITIES
Acquisition of resource properties	(29,351)	(128,989)	(82,673)	(228,404)
Exploration and development	(183,937)	(107,299)	(280,133)	(202,573)
Purchase of reclamation deposit	(6,950)	--	(6,950)	--
Disposition of assets	1,000,000	6,328	1,000,000	38,280
Purchase of assets	(10,030)	--	(51,422)	(68,568)

	769,732	(229,960)	578,822	(461,265)

FINANCING ACTIVITY
Stock options exercised	29,400	--	92,500	--

Net increase (decrease) in cash
and cash equivalents	648,100	(618,437)	288,013	(1,511,434)
Cash and cash equivalents -
beginning of period	3,331,670	2,794,714	3,691,757	3,687,711

Cash and cash equivalents -
end of period	$ 3,979,770	$ 2,176,277	$ 3,979,770	$ 2,176,277

Supplementary Cash Flow Disclosures

	2004 ($)	2003 ($)
Common Shares issued for property	15,900	38,850
Marketable securities received for properties
- Pacific Ridge Exploration Ltd. (Sno property)	(10,000)	--
- Grandcru Resources Corporation (Clover property)	(75,000)	--

See accompanying notes

ATNA RESOURCES LTD.

Notes to the Interim Consolidated Financial Statements
For the Six Month Periods Ended June 30, 2004 and 2003
(Unaudited)

1. NATURE OF OPERATIONS

The Company is incorporated in British Columbia and involved in the acquisition of resource properties that are considered sites of potential economic mineralization, and is currently engaged in the exploration of these properties. Certain of the Company~{!/~}s properties contain defined mineral resources that cannot be considered economic until a commercial feasibility study is carried out. The ability of the Company to realize the costs it has incurred to date on these properties is dependent upon its being able to develop a commercial ore body, to finance the required exploration and development costs, and to acquire environmental, regulatory and other such permits as may be required for the successful development of the property.

2. SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements for the interim periods ended June 30, 2004 and 2003 are prepared in accordance with accounting principles generally accepted in Canada and are unaudited, but in the opinion of management reflect all adjustments (generally consisting of normal recurring accruals) necessary for the fair presentation of the Company~{!/~}s financial position, operations and cash flows for the interim periods presented. These interim financial statements should be read in conjunction with the Company~{!/~}s annual financial statements, including the notes thereto, as at and for the years ended December 31, 2003 and 2002.

3. SHARE CAPITAL

(a) Authorized share capital of the Company consists of 100,000,000 common shares and 50,000,000 preferred shares without par value.

(b) Issued and fully paid:

	No. of Shares	Amount
Outstanding at December 31, 2003	30,194,667	$36,524,790
Issued for mineral properties	30,000	15,900
Issued for stock options	360,000	92,500

Outstanding at June 30, 2004	30,584,667	$36,633,190

(c) Stock Options and Warrants Outstanding at June 30, 2004:

Stocks options to purchase common shares have been granted to directors, employees and consultants of the Company at exercise prices determined by their market value on the date of the grant. At June 30, 2004, the Company had stock options outstanding for 2,095,000 common shares.

	Options	Weighted-Average Exercise Price	Expiry Date Range
Options outstanding at 12/31/03	1,680,000	$0.25	06/14/04	to 06/16/06
Exercised	(360,000)	$0.26	12/05/05	to 06/16/06
Cancelled	(50,000)	$0.45	06/14/04
Granted	825,000	$0.41	01/09/07	to 04/20/07
Options outstanding 6/30/04	2,095,000	$0.31	09/20/04	to 01/09/07

As at June 30, 2004, the Company had warrants outstanding for 5,183,650 common shares, exercisable at prices ranging from $0.43 to $0.74 per prior to April 19, 2005.

4. CONTRIBUTED SURPLUS

In accordance with fair value accounting principles, the Company recorded $89,930 in non-cash compensation expense during the interim period in connection with the issuance of employee and director stock options. The offsetting credit was recorded in Contributed Surplus.

5. RESOURCE PROPERTIES

The aggregate balances of deferred costs to-date by property are as follows:

	June 30, 2004 ($)	Dec. 31, 2003 ($)

CANADA
British Columbia properties	456,981	446,451
Wolverine properties, Yukon (see note b. below)	3,271,000	5,625,402
Other Yukon properties	2,385,641	2,324,654

	6,113,622	8,396,507

UNITED STATES
Arizona Properties	354,499	354,499
Nevada properties	1,037,096	893,625

	1,391,595	1,248,124

CHILE
Chilean properties	139,097	91,930

TOTAL RESOURCE PROPERTIES	7,644,314	9,736,561

Current Property Transactions

a. Coal Canyon Property, Nevada, USA

During the interim period, the Company gave notice to terminate the exclusive lease and right to purchase agreement on the Coal Canyon Property.

b. Wolverine Property, Yukon Territory, CANADA

On June 16, 2004, Expatriate Resources Ltd. (~{!0~}Expatriate~{!1~}) issued 10,000,000 common shares (~{!0~}Shares~{!1~}) and 5,000,000 common share purchase warrants (~{!0~}Warrants~{!1~}) in the name of the Company in exchange for the option to purchase the Company~{!/~}s 39.4% minority stake in the Wolverine Joint Venture (~{!0~}WJV~{!1~}) in the Yukon Territory. Each Warrant entitled the Company to purchase one common share of Expatriate at a price of $0.32 until June 16, 2006. The Shares and Warrants were issued and are being held in escrow until December 16, 2004, at which time the Shares and Warrants will be released to the Company unless Expatriate terminates the Option. Expatriate is also required to make cash payments totalling $2,000,000 ($1,000,000 received) to the Company within six months, and the Company retains a royalty, indexed to the price of silver, on the precious metals.

At June 30, 2004, subsequent to receipt of the initial $1,000,000 from Expatriate, the Company recorded a capital loss of $1,356,559 on the write down of carrying cost of the Wolverine property to $3,271,000, an amount equal to the value of additional cash and common share consideration of Expatriate that will be received if Expatriate completes its option.

c. Pinson Gold Property, Nevada, USA

The Company signed a binding term sheet with Pinson Mining Company (~{!0~}Pinson~{!1~}) wherein the Company may acquire up to 100% interest in the Pinson Mine Property, Humboldt County, Nevada. Pursuant to the term sheet, the Company may acquire an initial 70% interest in the Pinson Property by spending US$12 million over four years with a commitment to spend US$1.5 million in the first year. Upon the Company~{!/~}s vesting with a 70% interest and delivering a preliminary feasibility study, Pinson may elect to back-in a 70% interest by spending an additional US$30 million on the project over a 3-year period; form a 70:30 joint venture with the Company; or offer to sell its remaining 30% interest to the Company for US$15 million.

6. SEGMENTED INFORMATION

The Company operates in one industry segment, being the exploration and development of resource properties. All of the Company~{!/~}s assets are located in Canada, Chile and in the U.S.A. as disclosed in Note 5.

7. SUBSEQUENT EVENTS

In addition to items disclosed elsewhere in these notes, the following occurred during the period subsequent to June 30, 2004:

a. The Company entered into an agreement with Prospector Consolidated Resources Inc. (~{!0~}PRR~{!1~}) to combine their Beowawe gold properties located in the Eureka County in Nevada. PRR has the option to acquire a 60% interest in the Company~{!/~}s Beowawe property by issuing a total of 1,800,000 common shares to the Company and spending US$750,000 on exploration over a three-year period. Upon completion of the work commitment, PRR may increase its interest to 70% by completing a bankable feasibility study. The Company will be granted a 40% interest in PRR~{!/~}s property when PPR earns its interest in the Company claims.

PRR is required to complete a financing within 45 days to conclude the agreement.

b. The Company granted 40,000 employee stock options with an exercise price of $0.45 and an expiry date of July 5, 2007.

c. The Company received a notice from Great Basin Gold Ltd. terminating their option on the Company's Golden Cloud property in Nevada.